                         UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                         SCHEDULE 13G


          Under the Securities Exchange Act of 1934
                      (Amendment No. 1)*



                      Clean Harbors, Inc.
______________________________________________________________________

                      (Name of Issuer)


                  Common Stock, $.01 Par Value
______________________________________________________________________

                 (Title of Class of Securities)


                          184496107
______________________________________________________________________

                       (CUSIP Number)

                        August 1, 2003
______________________________________________________________________

      (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       Page 1 of 8 Pages

CUSIP No.  184496107            13G            Page 2 of 8 Pages



1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	William D. Witter, Inc.
	F13-2879276
_____________________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [  ]
                                                          (b) [  ]
_____________________________________________________________________

3	SEC USE ONLY
_____________________________________________________________________

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	One Citicorp Center
	153 East 53rd Street
	New York, New York 10022-4611


NUMBER OF         5	SOLE VOTING POWER

SHARES			551,300
		      ------------------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER

OWNED BY                0
                  ------------------------------------------------
EACH   		7	SOLE DISPOSITIVE POWER

REPORTING               601,500
                  ------------------------------------------------
PERSON WITH       8	SHARED DISPOSITIVE POWER

                        0
_____________________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	601,500
_____________________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                 [ ]
_____________________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	4.5%
_____________________________________________________________________

12	TYPE OF REPORTING PERSON

	IA

CUSIP No. 184496107            13G            Page 3 of 8 Pages


1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Mary R. Donnelly
	F13-2879276
_____________________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                           (b)  [X]
_____________________________________________________________________

3	SEC USE ONLY
_____________________________________________________________________

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	One Citicorp Center
	153 East 53rd Street
	New York, New York 10022-4611
_____________________________________________________________________

NUMBER OF         5	SOLE VOTING POWER

SHARES			551,300
                  ------------------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER

OWNED BY                0
                  ------------------------------------------------
EACH   		7	SOLE DISPOSITIVE POWER

REPORTING               601,500
                  ------------------------------------------------
PERSON WITH       8	SHARED DISPOSITIVE POWER

                        0
_____________________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	601,500
_____________________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES*							[ ]
_____________________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	4.5%
_____________________________________________________________________

12	TYPE OF REPORTING PERSON

	IN

SCHEDULE 13G				    Page 4 of 8 Pages



Item 1(a)    Name of Issuer:

             Clean Harbors,Inc.


Item 1(b)    Address of Issuer's Principal Executive Offices:

             1501 Washington Street
             Braintree, Massachusetts 02184

Item 2(a)    Names of Persons Filing:

             William D. Witter, Inc.
             Mary R. Donnelly


Item 2(b)    Address of Principal Business Office:

             153 East 53rd Street
             51st Floor
             New York, New York 10022

Item 2(c)    Citizenship:

             New York

Item 2(d)    Title of Class of Securities:

             Common Stock

Item 2(e)    CUSIP Number:

             184496107

SCHEDULE 13G                                 Page 5 of 8 Pages



Item 3  If This Statement is Filed Pursuant to Rule 13d-1(b), or
        13d-2(b) or (c), Check Whether the Person Filing is a:


        (a)   [ ]  Broker or dealer registered under Section 15 of
                     the Exchange Act.

        (b)   [ ]  Bank as defined in Section 3(a)(6) of the
                     Exchange Act.

        (c)   [ ]  Insurance company as defined in Section 3(a)(19)
                     of the Exchange Act.

        (d)   [ ]  Investment company registered under Section 8 of
                     the Investment Company Act.

        (e)   [X]  An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E);

        (f)   [ ]  An employee benefit plan or endowment fund in
                     accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)   [ ]  A parent holding company or control person in
                     accordance with Rule 13d-1(b)(1)(ii)(G);

        (h)   [ ]  A savings association as defined in Section
                     3(b) of the Federal Deposit Insurance Act;

        (i)   [ ]  A church plan that is excluded from the
                     definition of an investment company under
                     Section 3(c)(14) of the Investment Company Act;

        (j)   [ ]  Group,in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to rule 13d-1(c), check this box
                                                            [ ]

See Exhibit A attached hereto.

SCHEDULE 13G                                  Page 6 of 8 Pages

Item 4	Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

        (a) Amount Beneficially Owned:      601,500

        (b)	Percent of Class:               4.5%

        (c)	Number of Shares as to Which such Person has:

                (i)   Sole power to vote or direct the vote

                      551,300

                (ii)  Shared power to vote or to direct the vote

                      0

                (iii) Sole power to dispose or to direct the
                      disposition of

                      601,500

                (iv) Shared power to dispose or to direct the disposition of

                      0

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6	Ownership of More than Five Percent on Behalf of Another
            Person:

The shares owned directly by Witter, Inc. are held on behalf of various clients of the firm. These clients have the right to receive or power to direct the receipt of dividends from, or the proceeds, from the sale of, such securities.

Item 7	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding
Company:

See Exhibit A attached hereto.

Item 8	Identification and Classification of Members of a Group:

Not applicable

Item 9	Notice of Dissolution of Group:

Not applicable

SCHEDULE 13G				    Page 7 of 8 Pages






Item 10 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.





                              SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:	August 5, 2003



					WILLIAM D. WITTER, INC.



					By:/s/ MARY R. DONNELLY
					    Mary R. Donnelly
					       Secretary

SCHEDULE 13G                              Page 8 of 8 Pages





EXHIBIT A

This Exhibit explains the relationship between the Reporting Persons. William D. Witter, Inc. is a New York corporation registered as an investment adviser under the Advisers Act. Witter, Inc. serves as an investment adviser for individuals and institutions. Mary R. Donnelly is the Secretary of William D. Witter, Inc.